Exhibit 99

Section 2: EX-99 (PRESS RELEASE)

FOR RELEASE August 11, 2010

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES EARNINGS

BUCHANAN, VIRGINIA. November 9, 2010 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter ending September 30, 2010. The net loss for the three months ended September 30, 2010 was $359,175 compared to net income of $384,260 for the same period last year, representing a decrease of $743,435 or 193.47%. Both basic and diluted earnings per share decreased $0.60 from $0.31 at September 30, 2009 to $(0.29) at September 30, 2010.

Net income for the first nine months of 2010 amounted to $212,762. This amount compares to $852,050, for the same period of 2009, representing a decrease of $649,288 or 75.32%. Both basic and diluted earnings per share decreased $0.52 from $0.69 at September 30, 2009 to $0.17 at September 30, 2010.

At September 30, 2010 total assets amounted to $320,332,623, total deposits were $291,670,756, net loans were $259,851,293 and total stockholders’ equity was $26,708,541.

The Board of Directors of Botetourt Bankshares, Inc., the holding company for Buchanan, VA-based Bank of Botetourt, declared a quarterly dividend payment to $0.08 per share. The cash dividend is payable November 10, 2010 to stockholders of record on October 27, 2010.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., states “The Company’s performance is below our own expectations as 2010’s earnings have been adversely impacted due to a higher provision for loan losses as we continue to respond to loan delinquencies, impaired loans, and exposure in the real estate development market. While the pace of the economic recovery has been sluggish and disappointing, your Company’s 111-year history and well capitalized position will enable us to weather the current economic downturn. As a result, we are reporting and maintaining the scheduled dividend payment to our stockholders. In addition, we are gratified to hold the largest market share of deposits in Botetourt County, VA as released by the FDIC in October 2010.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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Botetourt Bankshares, Inc.

Consolidated Balance Sheets

September 30, 2010 and December 31, 2009

	(Unaudited) September 30, 2010	(Audited) December 31, 2009
Assets

Cash and due from banks	$8,561,067	$7,507,950
Interest-bearing deposits with banks	18,194,532	2,044,636
Federal funds sold	2,188,000	7,272,000
Investment securities available for sale	15,360,237	16,090,402
Investment securities held to maturity (fair value approximates $100,000 at September 30, 2010 and $99,800 at December 31, 2009)	100,000	100,000
Restricted equity securities	581,000	581,000
Loans, net of allowance for loan losses of $4,032,307 at September 30, 2010 and $3,947,025 at December 31, 2009	259,851,293	259,998,540
Property and equipment, net	7,747,132	8,058,292
Accrued income	1,257,147	1,253,125
Foreclosed assets	2,221,055	1,322,340
Other assets	4,271,160	4,306,288

Total assets	$320,332,623	$308,534,573

Liabilities and stockholders’ equity

Liabilities
Noninterest-bearing deposits	$34,599,622	$30,706,483
Interest-bearing deposits	257,071,134	249,133,352

Total deposits	291,670,756	279,839,835

Accrued interest payable	583,758	685,138
Other liabilities	1,369,568	1,403,272

Total liabilities	293,624,082	281,928,245

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value, 2,500,000 shares authorized, 1,249,056 and 1,246,062 issued and outstanding at September 30, 2010 and December 31, 2009	1,249,056	1,246,062
Additional paid-in capital	1,672,937	1,630,586
Retained earnings	24,122,170	24,208,695
Accumulated other comprehensive loss	(335,622)	(479,015)

Total stockholders’ equity	26,708,541	26,606,328

Total liabilities and stockholders’ equity	$320,332,623	$308,534,573

Botetourt Bankshares, Inc.

Consolidated Statements of Operations

For Nine Months and Three Months Ended September 30, 2010 and 2009 (unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009

Interest income
Loans and fees on loans	$11,683,719	$11,898,578	$3,842,855	$3,888,825
Federal funds sold	7,114	4,086	2,449	1,317
Investment securities:
Taxable	251,032	316,219	63,615	105,894
Exempt from federal income tax	175,719	210,778	60,049	64,110
Dividend income	1,537	1,853	667	1,197
Deposits with banks	15,074	2,931	10,056	1,439

Total interest income	12,134,195	12,434,445	3,979,691	4,062,782

Interest expense
Deposits	3,953,930	5,110,970	1,301,658	1,645,776
Federal funds purchased	—	1,646	—	151

Total interest expense	3,953,930	5,112,616	1,301,658	1,645,927

Net interest income	8,180,265	7,321,829	2,678,033	2,416,855
Provision for loan losses	2,655,000	1,045,000	1,430,000	260,000

Net interest income after provision for loan losses	5,525,265	6,276,829	1,248,033	2,156,855

Noninterest income
Service charges on deposit accounts	466,817	587,629	148,641	194,625
Mortgage origination fees	146,182	158,516	60,559	43,828
Net realized gain on sale of AFS securities	1,075	8,500	—	500
Other income	842,431	793,544	276,323	303,906

Total noninterest income	1,456,505	1,548,189	485,523	542,859

Noninterest expense
Salaries and employee benefits	3,459,450	3,482,719	1,131,744	1,215,448
Occupancy and equipment expense	713,736	741,796	231,506	234,047
Foreclosed assets, net	300,073	102,012	220,864	18,729
Other expense	2,299,431	2,311,265	733,632	692,836

Total noninterest expense	6,772,690	6,637,792	2,317,746	2,161,060

Income before income taxes	209,080	1,187,226	(584,190)	538,654

Income tax expense (benefit)	(3,682)	325,176	(225,015)	154,394

Net income (loss)	$212,762	$862,050	$(359,175)	$384,260

Basic earnings (loss) per share	$0.17	$0.69	$(0.29)	$0.31

Diluted earnings (loss) per share	$0.17	$0.69	$(0.29)	$0.31

Dividends declared per share	$0.24	$0.42	$0.08	$0.14

Basic weighted average shares outstanding	1,247,588	1,245,300	1,248,583	1,245,300

Diluted weighted average shares outstanding	1,247,588	1,245,300	1,248,583	1,245,300